Exhibit 99.1

FOR:	International Speedway Corporation
CONTACT:	Investor Relations (386) 681-6516
FOR IMMEDIATE RELEASE

ISC COMPLETES CLOSING OF ACQUISITION BY NASCAR

DAYTONA BEACH, Fla., Oct. 18, 2019 -- International Speedway Corporation (NASDAQ: ISCA) (“ISC”) today announced the closing of the previously announced merger contemplated by the Agreement and Plan of Merger, dated as of May 22, 2019, with NASCAR Holdings, Inc. (“NASCAR”), pursuant to which ISC became a wholly owned subsidiary of NASCAR.
ISC shareholders, including shareholders representing a majority of the total voting power not held by certain controlling shareholders of ISC, approved the transaction at a special meeting on October 16, 2019. Under the terms of the merger agreement, shareholders (other than certain controlling shareholders of ISC) are entitled to receive $45.00 in cash, without interest, for each share of ISC Class A common stock and Class B common stock.
As a result of the merger, ISC is now a privately held company. Trading of ISC Class A common stock on NASDAQ was suspended on October 18, 2019, and the Class A common stock will cease to be listed on NASDAQ. Further, ISC Class B common stock will cease to be quoted on the Over-The-Counter Bulletin Board. ISC intends to deregister its common stock and suspend its reporting obligations with the Securities and Exchange Commission, and it will no longer hold an annual meeting of shareholders.
NASCAR
NASCAR Holdings, Inc., through its subsidiaries, operates as a sports sanctioning body. In addition to its role as a sanctioning body across national, international, regional and touring racing series, it is responsible for the creation, oversight, monetization and preservation of intellectual property across the series. It controls the live television broadcast rights of its series and has entered into long-term agreements with media partners to distribute racing content. It also provides news, statistics, and information services on races, drivers, teams, and industry events. NASCAR Holdings, Inc. was founded in 2004 and is based in Daytona Beach, Florida.
ISC
International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. ISC owns and/or operates 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; ISM Raceway near Phoenix, Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida;

Exhibit 99.1

Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.
ISC also owns and operates Motor Racing NetworkSM, the nation's largest independent sports radio network, Racing Electronics, the leader in motorsports communication technology and equipment and Americrown Service CorporationSM, a subsidiary that provides catering services, and food and beverage concessions. In addition, ISC owns ONE DAYTONA, the retail, dining and entertainment development across from Daytona International Speedway, and has a 50 percent interest in the Hollywood Casino at Kansas Speedway. For more information, visit ISC's Web site at www.internationalspeedwaycorporation.com.